As filed with the Securities and Exchange Commission on June 15, 2011

Registration No. 333-174103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MicroVision, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3679	91-1600822
(State or Other Jurisdiction of Incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6222 185th Avenue NE

Redmond, WA 98052

(425) 936-6847

(Address, including zip code, and telephone number, including area code of principal executive offices)

Thomas M. Walker

Vice President, General Counsel & Secretary

MicroVision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

(425) 936-6847

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel F. Freedman

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

(617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED JUNE 15, 2011

PROSPECTUS

21,018,431 Shares

MICROVISION, INC.

Common Stock

This prospectus relates to the disposition from time to time of up to 21,018,431 shares of our common stock, which are held or may be held by the selling stockholder named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” beginning on page 8 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of common stock under this prospectus.

Our common stock is listed on The NASDAQ Global Market under the symbol “MVIS.” The last reported sale price of our common stock on The NASDAQ Global Market on June 14, 2011 was $1.17 per share.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page 2 of this prospectus and “Part II — Item 1A Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of MicroVision, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to obtain financing; our ability to continue operations; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other factors set forth in the section entitled “Risk Factors” below, and in the documents incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated by reference in this prospectus as well as those below. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

We have a history of operating losses and expect to incur significant losses in the future.

We have had substantial losses since our inception. We cannot assure you that we will ever become or remain profitable.

•	As of March 31, 2011, we had an accumulated deficit of $388.1 million.

•	We incurred consolidated net losses of $32.6 million in 2008, $39.5 million in 2009, and $47.5 in 2010, and a net loss of $9.0 million in the three months ended March 31, 2011.

The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered by companies formed to develop and market new technologies. In particular, our operations to date have focused primarily on research and development of our technology platform and development of demonstration units. We are unable to accurately estimate future revenues and operating expenses based upon historical performance.

We cannot be certain that we will succeed in obtaining additional development contracts or that we will be able to obtain substantial customer orders for our products. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2011 and likely thereafter. We cannot be certain that we will achieve positive cash flow at any time in the future.

We will require additional capital to fund our operations and to implement our business plan. If we do not obtain additional capital, we may be required to curtail our operations substantially. Raising additional capital may dilute the value of current shareholders’ shares.

Based on our current operating plan, we anticipate that we have sufficient cash and cash equivalents to fund our operations through August 2011. We will require additional cash to fund our operating plan past that time. We are introducing new products into an emerging market which creates significant uncertainty about our ability to accurately project revenue, costs and cash flows. If the level of sales anticipated by our financial plan is not achieved or our working capital requirements are higher than planned, we will need to raise additional cash sooner or take actions to reduce operating expenses. We plan to obtain additional cash through the issuance of equity or debt securities.

Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce products incorporating the PicoP display engine and image capture technologies and the market acceptance and competitive position of such products. If revenues are less than we anticipate, if the mix of revenues varies from anticipated amounts or if expenses exceed the amounts budgeted, we may require additional capital earlier than expected to fund our operations. In addition, our operating plan provides for the development of strategic relationships with systems and equipment manufacturers that may require additional investments by us.

Additional capital may not be available to us, or if available, on terms acceptable to us or on a timely basis. Raising additional capital may involve issuing securities with rights and preferences that are senior to our common stock and may dilute the value of current shareholders’ shares. If adequate funds are not available on a timely basis we intend to consider limiting our operations substantially to extend out funds as we pursue other financing opportunities and business relationships. This limitation of operations could include reducing our planned investment in working capital to fund growth and delaying development projects resulting in reductions in staff and operating costs as well as reductions in capital expenditures and investment in research and development.

We have received a report from our independent public accounting firm regarding the consolidated financial statements for the year ended December 31, 2010 that includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis.

If we sell shares of our common stock under the committed equity line financing facility, our existing stockholders will experience immediate dilution and, as a result, our stock price may go down.

In May 2010 we entered into a committed equity line financing facility, or financing arrangement, under which we may sell up to $40 million of shares of our common stock to Azimuth Opportunity Ltd. (“Azimuth”) over a 24-month period subject to a maximum of 21,018,431 shares, including the 225,000 shares of common stock we issued to Azimuth in May 2010 as compensation for their commitment to enter into the financing arrangement. The sale of shares of our common stock pursuant to the financing arrangement will have a dilutive impact on our existing stockholders. Azimuth may resell some or all of the shares we issue to them under the financing arrangement and such sales could cause the market price of our common stock to decline, which decline could be significant.

We may not have access to the full amount available under the committed equity line financing facility.

Although the equity line financing facility with Azimuth provides for access to up to $40 million, before Azimuth is obligated to purchase any shares of our common stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement must be met. Some of such conditions are not in our control. There is no guarantee that these conditions will be met nor is there any guarantee that any of the other conditions in the Purchase Agreement will be met that would enable a draw down of any portion of the amounts available under the equity line with Azimuth.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.

COMMITTED EQUITY LINE FINANCING

On May 4, 2011, we entered into a common stock purchase agreement, which we refer to in this prospectus as the Purchase Agreement, with Azimuth providing for a financing arrangement that is sometimes referred to as a committed equity line financing facility. The Purchase Agreement provides that, upon the terms and subject to the conditions in the Purchase Agreement, Azimuth is committed to purchase up to $40 million of shares of our common stock over the 24-month term of the Purchase Agreement under certain specified conditions and limitations, provided that in no event may we sell under the Purchase Agreement more than 21,018,431 shares of common stock, which is less than 20% of our outstanding shares of common stock on May 3, 2011, the day before the closing date of the Purchase Agreement, less the number of shares of common stock we issued to Azimuth on the closing date as commitment shares described below. We will not sell under the Purchase Agreement in any rolling six month period a number of shares of our common stock that when aggregated with (a) the common stock sold under the Purchase Agreement or the common stock purchase agreement dated as of August 16, 2010 between the Company and Azimuth (the “Prior Agreement”) within the six-month period immediately preceding the sale of such shares of our common stock and (b) any other sales of our common stock sold during the term of the Purchase Agreement preceding the sale of such shares of our common stock that would be aggregated with such sale for purposes of determining whether approval of the Company’s stockholders is required under any bylaw, listed securities maintenance standards or other rules of the relevant trading market, would exceed that number of shares which is less than 20% of the issued and outstanding shares of our common stock as of the date immediately prior to the earliest of such issuance or sale. Furthermore, in no event may Azimuth purchase any shares of our common stock which, when aggregated with all other shares of our common stock then beneficially owned by Azimuth, would result in the beneficial ownership by Azimuth of more than 9.9% of the then outstanding shares of our common stock. These maximum share and beneficial ownership limitations may not be waived by the parties.

From time to time over the term of the Purchase Agreement, and in our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of our common stock, based on the price per share over 10 consecutive trading days (the “Draw Down Period”), with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of our common stock at the time of the draw down (which may not be waived or modified). In addition, in our sole discretion, but subject to certain limitations, we may require Azimuth to purchase a percentage of the daily trading volume of our common stock for each trading day during the Draw Down Period. We are allowed to present Azimuth with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 3.50% to 10.00% (which range may not be modified), based on a minimum price we specify. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that trading day. The obligations of Azimuth under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party.

In consideration for Azimuth’s execution and delivery of the Purchase Agreement, upon the execution and delivery of the Purchase Agreement, we issued Azimuth 225,000 shares of our common stock, which we refer to as the Commitment Shares. The issuance of the Commitment Shares, together with all other shares of common stock issuable to Azimuth pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D under the Securities Act of 1933, as amended, or the Securities Act.

Azimuth has agreed that during the term of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that Azimuth will not be prohibited from engaging in certain transactions relating to any of the shares of our common stock that it owns, including the Commitment Shares, or that it is obligated to purchase under a pending draw down notice.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Azimuth is obligated to purchase any shares of our common stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement, none of which are in Azimuth’s control, must be satisfied, including the following:

•	Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.

•	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

•	The registration statement of which this prospectus forms a part must be effective under the Securities Act.

•

We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the registration statement of which this prospectus forms a part or the prohibition or suspension of the use of this prospectus.

•

We must have filed with the SEC all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•

Trading in our common stock must not have been suspended by the SEC, The NASDAQ Global Market or the Financial Industry Regulatory Authority, or FINRA, and trading in securities generally on The NASDAQ Global Market must not have been suspended or limited.

•

We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement (discussed below).

•

No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

•

No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transaction.

•

The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the amounts available under the equity line with Azimuth.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the registration statement of which this prospectus forms a part (which term may not be extended by the parties) or (ii) the date on which Azimuth purchases the entire commitment amount under the Purchase Agreement. We may terminate the Purchase Agreement on one trading day prior written notice to Azimuth, subject to certain conditions. Azimuth may terminate the Purchase Agreement effective upon one trading day prior written notice to us under certain circumstances, including the following:

•

The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

•	The Company enters into an agreement providing for certain types of financing transactions that are similar to the equity line with Azimuth.

•	Certain transactions involving a change in control of the company or the sale of all or substantially all of our assets have occurred.

•

We are in breach or default in any material respect under any of the provisions of the Purchase Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

•

While Azimuth holds any shares issued under the Purchase Agreement, the effectiveness of the registration statement that includes this prospectus is suspended or the use of this prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, subject to certain exceptions.

•

Trading in our common stock is suspended or our common stock ceases to be listed or quoted on a trading market, and such suspension or failure continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period.

•	We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties’ rights or obligations with respect to any pending draw down notice, and that the parties must fully perform their respective obligations with respect to any such pending draw down notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied. The Purchase Agreement also provides for indemnification of Azimuth and its affiliates in the event that Azimuth incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Azimuth or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

We agreed to pay up to $35,000 of reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Azimuth, in addition to all other remedies available to Azimuth under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

In connection with the Purchase Agreement, we entered into a registration rights agreement with Azimuth, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we granted to Azimuth certain registration rights related to the Commitment Shares and the shares issuable under the Purchase Agreement. Pursuant to the Registration Rights Agreement, we have filed with the SEC a registration statement, of which this prospectus is a part, relating to the selling stockholder’s resale of the Commitment Shares and any shares of common stock purchased by Azimuth under the Purchase Agreement. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Azimuth under the Purchase Agreement.

We also agreed, among other things, to indemnify Azimuth from certain liabilities and fees and expenses of Azimuth incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Azimuth to us for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC, served as our placement agent in connection with the financing arrangement contemplated by the Purchase Agreement. We have agreed to pay Reedland, upon each sale of our common stock to Azimuth under the Purchase Agreement, a fee equal to 1.0% of the aggregate dollar amount of common stock purchased by Azimuth upon settlement of each such sale. We have agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that may (i) be issued by us to Azimuth under the Purchase Agreement and (ii) have been issued as of the date hereof to Azimuth as Commitment Shares under the terms of the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see “Committed Equity Line Financing” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Azimuth in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Commitment Shares and the transactions contemplated by the Prior Agreement, the Purchase Agreement and the Registration Rights Agreement, Azimuth has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of June 9, 2011. As used in this prospectus, the term “selling stockholder” includes Azimuth and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. Since the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this		Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)	Prospectus		Number	Percent
Azimuth(4)	225,000	*	21,018,431	(3)	—	—

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)

This number represents the 225,000 shares of common stock we issued to Azimuth on May 4, 2011 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Azimuth may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Azimuth’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to

Azimuth under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement, which are based on the market price of our common stock at the time of the draw down and, if we determine in our sole discretion, a percentage of the daily trading volume of our common stock during the Draw Down Period as well. Also, under the terms of the Purchase Agreement, we may not issue shares of our common stock to Azimuth to the extent that Azimuth or any of its affiliates would, at any time, beneficially own more than 9.9% of our outstanding common stock. This beneficial ownership limitation may not be waived by the parties.

(2)	Applicable percentage ownership is based on 105,092,163 shares of our common stock outstanding as of May 3, 2011.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)	The business address of Azimuth is c/o Folio Administrators Limited, Folio House, P.O. Box 800, Road Town, Tortola VG1110, British Virgin Islands. Azimuth’s principal business is that of an international business company. We have been advised that Azimuth is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Azimuth nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Peter W. Poole and Graham J. Farinha are the directors of Azimuth and consequently may be deemed to have shared voting control and investment discretion over securities owned by Azimuth. The foregoing should not be construed in and of itself as an admission by Mr. Poole or Mr. Farinha as to the beneficial ownership of the securities owned by Azimuth.

PLAN OF DISTRIBUTION

We are registering (i) shares of common stock that may be issued by us from time to time to Azimuth under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus and (ii) shares of common stock that have been issued as of the date hereof as Commitment Shares to Azimuth under the terms of the Purchase Agreement to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Azimuth is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Azimuth has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Azimuth has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Azimuth is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Azimuth will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market in accordance with the rules of NASDAQ;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Azimuth has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $113,733.57 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Azimuth will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Azimuth and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Azimuth has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Azimuth specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF OUR CAPITAL STOCK

Our Certificate of Incorporation authorizes us to issue 200,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share. As of June 9, 2011, there were 108,025,994 shares of common stock, and no shares of preferred stock, outstanding.

Common Stock

All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of MicroVision, which could depress the market price of our common stock. We currently have no shares of preferred stock outstanding.

NAMED EXPERTS AND COUNSEL

Legal Opinion

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the securities offered hereby.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.Microvision.com/investors.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our Proxy Statement filed with the SEC on April 28, 2011;

•	Our annual report on Form 10-K for the year ended December 31, 2011;

•	Our current report on Form 8-K filed with the SEC on May 6, 2011;

•	Our quarterly report on Form 10-Q filed with the SEC on May 9, 2011; and

•	Our current report on Form 8-K filed with the SEC on June 10, 2011.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: MicroVision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, Attention: Investor Relations, (425) 936-6847.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses (other than the underwriting discounts and commissions) payable by the company in connection with a distribution of securities registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee(1)	$3,733.57
Legal fees and expenses	80,000
Accounting fees and expenses	25,000
Miscellaneous	5,000
Total	$113,733.57

(1)	Previously paid.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate provides that the Company’s Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL. The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

Item 15. Recent Sales of Unregistered Securities. Committed Equity Line Financing Facility

On March 29, 2011 we issued 2,506,611 shares of our common stock to Azimuth Opportunity Ltd. pursuant to the common stock purchase agreement dated as of August 16, 2010 between Azimuth Opportunity Ltd. and the Company. The issuance of such shares was exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(2) of the Securities Act.

On May 4, 2011, we entered into a Purchase Agreement with Azimuth pursuant to which we (i) issued to Azimuth 225,000 shares of common stock as Commitment Shares as consideration for entering into the Purchase Agreement and (ii) may sell up to 21,018,431 shares of common stock (including the Commitment Shares). The issuance of such shares is exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(2) of the Securities Act.

On June 7, 2011 we issued 1,947,719 shares of our common stock to Azimuth Opportunity Ltd. pursuant to the common stock purchase agreement dated as of August 16, 2010 between Azimuth Opportunity Ltd. and the Company. The issuance of such shares was exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the SEC:

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of MicroVision, Inc., as amended(9)

3.2	Bylaws of MicroVision, Inc.(2)

4.1	Form of Specimen Stock Certificate for Common Stock.(2)

4.2	Form of Underwriter’s Warrant Agreement dated June 5, 2006 by and between MicroVision, Inc. and MDB Capital Group LLC.(6)

4.3	Form of Warrant issued under the Placement Agency Agreement dated as of July 18, 2008 by and between MicroVision, Inc. and FTN Securities Corp., as representative of the several placement agents named therein.(8)

4.4	Registration Rights Agreement dated as of August 16, 2010 between MicroVision, Inc. and Azimuth Opportunity Limited(12)

4.5	Registration Rights Agreement dated as of May 4, 2011 between MicroVision, Inc. and Azimuth Opportunity Limited(13)

5.1	Opinion of Ropes & Gray LLP

10.1	Assignment of License and Other Rights between The University of Washington and the Washington Technology Center and the H. Group, dated July 25, 1993.(1)

10.2	Project II Research Agreement between The University of Washington and the Washington Technology Center and MicroVision, Inc., dated October 28, 1993.(1)+

10.3	Exclusive License Agreement between The University of Washington and MicroVision, Inc., dated October 28, 1993.(1)+

10.4	Exclusive License Agreement between the University of Washington and MicroVision, Inc. dated March 3, 1994.(4)

Exhibit Number	Description

10.5	MicroVision, Inc. 2006 Incentive Plan, as amended.(7)*

10.6	Independent Director Stock Option Plan, as amended.(3)*

10.7	Employment Agreement between MicroVision, Inc. and Alexander Y. Tokman dated April 7, 2009.(11)

10.8	Lease Agreement between CarrAmerica Reality Operating Partnership, L.P. and MicroVision, Inc., dated July 15, 2005.(5)

10.9	Securities Purchase Agreement dated June 22, 2009 by and between the Company and Max Display Enterprises Limited(10)

10.10	Registration Rights Agreement dated June 22, 2009 by and between the Company and Max Display Enterprises Limited(10)

10.11	Warrant No. 120 to Purchase Common Stock of MicroVision, Inc. issued June 22, 2009 to Max Display Enterprises Limited(10)

10.12	Common Stock Purchase Agreement dated as of August 16, 2010 between MicroVision, Inc. and Azimuth Opportunity Ltd.(12)

10.13	Engagement Letter dated as of August 16, 2010 between MicroVision, Inc. and Reedland Capital Partners, an Institutional Division of Financial West Group(12)

10.14	Common Stock Purchase Agreement dated as of May 4, 2011 between MicroVision, Inc. and Azimuth Opportunity Ltd.(13)

10.15	Engagement Letter dated as of May 4, 2011 between MicroVision, Inc. and Reedland Capital Partners, an Institutional Division of Financial West Group(13)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray LLP (included in legal opinion filed as Exhibit 5.1 herein)

24.1	Power of Attorney(14)

(1)	Incorporated by reference to the Company’s Form SB-2 Registration Statement, Registration No. 333-05276-LA.
(2)	Incorporated by reference to the Company’s Post-Effective Amendment to Form S-3 Registration Statement, Registration No. 333-102244
(3)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2002
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 5, 2003
(5)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2005
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 31, 2006
(7)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2008

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 18, 2008.
(9)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2009
(10)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2009
(11)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended March 31, 2009
(12)	Incorporated by reference to the Company’s Form 8-K filed on August 17, 2010
(13)	Incorporated by reference to the Company’s Form 8-K filed on May 6, 2011
(14)	Filed with the Company’s Registration Statement on Form S-1 filed on May 10, 2011
+	Subject to confidential treatment
*	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules.

No financial statement schedules are provided because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto included in the registrant’s Annual Report on Form 10-K filed with the SEC on March 10, 2011.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redmond, County of King, State of Washington, on June 15, 2011.

MICROVISION, INC.

By:	/s/ THOMAS M. WALKER
Thomas M. Walker
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALEXANDER TOKMAN Alexander Tokman	Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2011

/s/ JEFF WILSON Jeff Wilson	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	June 15, 2011

/s/ * Richard A. Cowell	Director	June 15, 2011

/s/ * Slade Gorton	Director	June 15, 2011

/s/ * Jeanette Horan	Director	June 15, 2011

/s/ * Perry Mulligan	Director	June 15, 2011

/s/ * Brian Turner	Director	June 15, 2011

*By:	/s/ THOMAS M. WALKER Attorney-in-Fact	June 15, 2011

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of MicroVision, Inc., as amended(9)

3.2	Bylaws of MicroVision, Inc.(2)

4.1	Form of Specimen Stock Certificate for Common Stock.(2)

4.2	Form of Underwriter’s Warrant Agreement dated June 5, 2006 by and between MicroVision, Inc. and MDB Capital Group, LLC.(6)

4.3	Form of Warrant issued under the Placement Agency Agreement dated as of July 18, 2008 by and between MicroVision, Inc. and FTN Securities Corp., as representative of the several placement agents named therein.(8)

4.4	Registration Rights Agreement dated as of August 16, 2010 between MicroVision, Inc. and Azimuth Opportunity Limited(12)

4.5	Registration Rights Agreement dated as of May 4, 2011 between MicroVision, Inc. and Azimuth Opportunity Limited(13)

5.1	Opinion of Ropes & Gray LLP

10.1	Assignment of License and Other Rights between The University of Washington and the Washington Technology Center and the H. Group, dated July 25, 1993.(1)

10.2	Project II Research Agreement between The University of Washington and the Washington Technology Center and MicroVision, Inc., dated October 28, 1993.(1)+

10.3	Exclusive License Agreement between The University of Washington and MicroVision, Inc., dated October 28, 1993.(1)+

10.4	Exclusive License Agreement between the University of Washington and MicroVision, Inc. dated March 3, 1994.(4)

10.5	MicroVision, Inc. 2006 Incentive Plan, as amended.(7)*

10.6	Independent Director Stock Option Plan, as amended.(3)*

10.7	Employment Agreement between MicroVision, Inc. and Alexander Y. Tokman dated April 7, 2009.(11)

10.8	Lease Agreement between CarrAmerica Reality Operating Partnership, L.P. and MicroVision, Inc., dated July 15, 2005.(5)

10.9	Securities Purchase Agreement dated June 22, 2009 by and between the Company and Max Display Enterprises Limited(10)

10.10	Registration Rights Agreement dated June 22, 2009 by and between the Company and Max Display Enterprises Limited(10)

10.11	Warrant No. 120 to Purchase Common Stock of MicroVision, Inc. issued June 22, 2009 to Max Display Enterprises Limited(10)

10.12	Common Stock Purchase Agreement dated as of August 16, 2010 between MicroVision, Inc. and Azimuth Opportunity Ltd.(12)

10.13	Engagement Letter dated as of August 16, 2010 between MicroVision, Inc. and Reedland Capital Partners, an Institutional Division of Financial West Group(12)

-i-

Exhibit Number	Description

10.14	Common Stock Purchase Agreement dated as of May 4, 2011 between MicroVision, Inc. and Azimuth Opportunity Ltd. (13)

10.15	Engagement Letter dated as of May 4, 2011 between MicroVision, Inc. and Reedland Capital Partners, an Institutional Division of Financial West Group(13)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray LLP (included in legal opinion filed as Exhibit 5.1 herein)

24.1	Power of Attorney(14)

(1)	Incorporated by reference to the Company’s Form SB-2 Registration Statement, Registration No. 333-05276-LA.
(2)	Incorporated by reference to the Company’s Post-Effective Amendment to Form S-3 Registration Statement, Registration No. 333-102244
(3)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2002
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 5, 2003
(5)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2005
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 31, 2006
(7)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2008
(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 18, 2008.
(9)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2009
(10)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2009
(11)	Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended March 31, 2009
(12)	Incorporated by reference to the Company’s Form 8-K filed on August 17, 2010
(13)	Incorporated by reference to the Company’s Form 8-K filed on May 6, 2011
(14)	Filed with the Company’s Registration Statement on Form S-1 filed on May 10, 2011
+	Subject to confidential treatment
*	Executive Compensation Plan or Agreement

ii